MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made this 9 day of April, 2013 by and between Good Times Restaurants Inc., a Nevada corporation (“GTR”), and Bad Daddy’s Franchise Development, LLC, a North Carolina limited liability company (“BDFD”).  GTR and BDFD are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises, covenants and agreements contained herein, the Parties hereby agree as follows:

1.

Engagement for Services.

(a)

Services.  BDFD hereby engages GTR to provide and perform, and GTR hereby accept such engagement and agrees to provide and perform, such services related to BDFD’s business as may be set forth in one or more statements of work that are agreed to and signed by both Parties from time to time (each, an “SOW”), and all such services (hereinafter referred to as the “Services”) shall be provided and performance in accordance with this Agreement (and such SOWs).  The first two (2) SOWs are attached hereto as Exhibit A.   If there is a conflict or ambiguity between any term of this Agreement and an SOW, the terms of the SOW will prevail with respect to the Services described in that SOW only.  GTR hereby agrees that it shall agree to provide any services related to the business of BDFD that BDFD reasonably proposes that GTR provide, and the Parties shall work together in good faith to negotiate and agree upon a mutually acceptable pricing structure for such additional services, which shall thereafter be set forth in an SOW, provided that the Parties envision that such pricing shall not be greater than the price at which BDFD would be able to secure such services from an equally qualified third party vendor.  With respect to all matters covered by this Agreement, GTR shall report to, and shall only take its instructions from, the Board of Managers of BDFD.

(b)

Service Standards.  In providing the Services hereunder, GTR shall:

(i)

Render the Services in a professional, safe, expeditious, timely and workmanlike manner in accordance with United States generally accepted industry standards for services of the type performed hereunder at the time so performed.

(ii)

Comply in all material respects with all applicable laws, ordinances, rules and regulations of any country, state, province, county, municipality or other governmental unit or agency with jurisdiction.

(iii)

Promptly provide to BDFD all documentation, data and/or other information relating to the Services as requested thereby.

(iv)

Maintain such insurance coverage, including business interruption insurance, as reasonably requested by BDFD from time to time.

(c)

Defects.  In addition to all other rights of BDFD hereunder, if any defect or deficiency occurs with respect to GTR’s provision of the Services hereunder, GTR, at the option of BDFD, shall correct such defect or deficiency at no charge to BDFD in a manner consistent with the standards set forth in Section 1(b) above.

2.

Term and Termination.  The term of this Agreement shall commence as of the date first written above, and shall continue until the third anniversary of such date.  In addition, this Agreement

5342516v6

may be terminated before the expiration of the term upon the occurrence of any of the following events, provided that any provisions hereof that by their express terms or nature are meant to survive such termination shall so survive:

(a)

Termination by Either Party.  This Agreement may be terminated upon written notice by a Party upon the occurrence of any of the following with respect to the other Party:

(i)

Such Party files a petition under any bankruptcy or reorganization law, becomes insolvent, or has a trustee or receiver appointed by a court of competent jurisdiction for all or any part of its property;

(ii)

Such Party seeks to effect a plan of liquidation, reorganization, composition or arrangement of its affairs, whether or not the same shall be subsequently approved by a court of competent jurisdiction; it being understood that in no event shall this Agreement or any right or interest hereunder be deemed an asset in any insolvency, receivership, bankruptcy, composition, liquidation, arrangement or reorganization proceeding;

(iii)

Such Party has an involuntary proceeding filed against it under any bankruptcy, reorganization, or similar law and such proceeding is not dismissed within sixty (60) days thereafter;

(iv)

Such Party makes a general assignment for the benefit of its creditors;

(v)

Such Party breaches any obligation hereunder (other than those identified in this Section 2(a) as separate grounds for termination hereof) and fails to cure such within thirty (30) days following written notice thereof; or

(vi)

Either Party upon ten (10) days written notice thereof if the Parties are unable to agree upon a mutually acceptable pricing structure for additional services to be provided by GTR hereunder within forty-five (45) days following commencement of such price negotiations.

(b)

Termination by BDFD.  This Agreement may be terminated upon written notice by BDFD upon the occurrence of any of the following with respect to GTR:

(i)

Any executives or senior management of GTR are convicted of or plead no contest to a felony, a crime involving moral turpitude or any other crime or offense that is likely to adversely affect the reputation of the Bad Daddy’s System (as defined below) and the goodwill associated with the Marks (as defined below);

(ii)

Repeated failure to enforce franchisees’ compliance with the system standards associated with the Bad Daddy’s System, the cure for which failure is not commenced within fifteen (15) days after written notice thereof is delivered to GTR and not thereafter diligently pursued by GTR;

(iii)

GTR (A) misuses or makes an unauthorized use of or misappropriates any Mark or (B) commits any act which can be reasonably expected to materially impair the goodwill associated with any Mark and that is not cured, if capable of cure, within fifteen (15) days after written notice thereof is delivered to GTR;

(iv)

Bad Daddy’s franchisees (that are not affiliates of GTR or BDI (as defined below)), on a cumulative basis, fail to open at least three (3) Bad Daddy’s restaurants during each

5342516v6

of calendar year 2014 and calendar year 2015; provided, that any Restaurants (that are not affiliates of GTR or BDI) opened in calendar year 2013 (other than the Greenville, SC location currently in development) shall count toward this requirement;

(v)

GTR fails to adhere to the then current Business Plan, expressly including the budget included therein, as approved by the board of BDFD in all material respects, which failure is not cured, if capable of cure, within thirty (30) days following written notice thereof; or

(vi)

GTR fails to make the Capital Contribution contemplated by Section 2.2(b) of the Amended and Restated Operating Agreement of BDFD of even date herewith, as and when required therein.

(c)

Termination by GTR.  This Agreement may be terminated upon written notice by GTR upon the occurrence of any of the following with respect to Bad Daddy’s International, LLC (“BDI”) or BDFD:

(i)

Dennis Thompson or Frank Scibelli are convicted of or plead no contest to a felony, a crime involving moral turpitude or any other crime or offense that is likely to adversely affect the reputation of the Bad Daddy’s System (as defined below) and the goodwill associated with the Marks (as defined below);

(ii)

On the sale of BDI’s interest in BDFD; or

(iii)

If BDFD fails to pay any undisputed SOW fees or reimbursable expenses to GTR when due and after thirty (30) days written notice to BDFD, provided such failure is not due directly or indirectly to the acts or omissions of GTR and/or its officers, in their capacities as members, managers and/or officers of BDFD.

(d)

Procedures upon Termination.  Upon the expiration or earlier termination of this Agreement, GTR shall promptly deliver to BDFD printed or electronic copies of all documents, files and records maintained by GTR in connection with BDFD, the Bad Daddy’s System or the provision of the Services hereunder.

(e)

Certain Transition Services.   Upon termination of this Agreement prior to the expiration of the term hereof, and so long as BDFD continues to comply with its payment obligations hereunder, GTR shall make available, at BDFD’s request, all or a portion of the Services to BDFD for a transitional period of no more than 180 days following such termination (the “Transition Term”) on the following terms and conditions, which shall be in addition to the other terms and conditions set forth in this Agreement applicable to the Services provided thereby (the “Transition Services”):

(i)

The parties acknowledge and agree that the Transition Services are being provided and received on a transitional basis in order to assist BDFD to achieve an orderly and efficient transition of the provision of Services to BDFD’s employees or to another provider (or other person or entity) with a minimal degree of disruption to BDFD’s and its franchisees’ and licensees’ businesses.  Nevertheless, BDFD shall use its commercially reasonable efforts to end its use of the Transition Services as soon as reasonably possible.  The service fees payable with respect to the Transition Services shall be one hundred fifteen percent (115%) of the service fees paid for those Services that will be continued during the Transition Term immediately prior to the termination of this Agreement, provided costs will still be reimbursed at one hundred percent (100%) in accordance with the terms hereof.

5342516v6

(ii)

In providing the Transition Services, GTR shall not be obligated to: (A) hire any additional employees, (B) maintain the employment of any specific individual, or (C) purchase, lease or license any equipment or software.

(iii)

For purposes of clarity, BDFD may terminate the Transition Services prior to the end of the Transition Term for any or no reason upon thirty (30) days prior written notice to GTR.

3.

Confidentiality.  During the course of performing its duties under this Agreement, GTR shall receive and/or generate Confidential Information regarding the business of BDFD.  GTR agrees that all Confidential Information and all records, documents and materials relating to all of such Confidential Information, shall be and remain the sole and exclusive property of BDFD and that GTR shall only be permitted to use such Confidential Information as necessary to perform the Services as set forth herein.  Upon termination of this Agreement for any reason, GTR shall return any and all Confidential Information to BDFD.  For purposes of this Agreement, the term “Confidential Information” means information owned by BDFD or its affiliates, franchisees or licensees or disclosed to GTR (and all derivations thereof) in any form comprising or relating to the Bad Daddy’s franchise system and its franchisees and licensees, the proprietary ideas, designs, products, descriptions, test data, reports, recommendations and records of BDFD or its affiliates or the “Bad Daddy’s System”, which refers to the name “BAD DADDY’S BURGER BAR” and all other trade names, trademarks, service marks, logos, emblems, insignia and signs developed for use in connection with the Bad Daddy’s restaurants from time to time; specially designed fixtures, equipment, facilities, containers, and other items used in serving and dispensing food products; products, methods, procedures, recipes, distinctive food products and the formula and quality standards therefor; and instructional materials and training courses, and specifically including the following: (a) décor, (b) uniform design elements (look and feel), (c) signage, (d) menus, and (e) any other aspects of operation of a Bad Daddy’s restaurant that is visible to the public, relates to the manner and composition of food products or directly affects customer experience.  However, Confidential Information shall not include information which: (i) is or becomes publicly available without restriction through no fault of GTR or its affiliates, or (ii) was previously known to GTR before the date hereof other than by virtue of disclosure thereof by BDFD or its affiliates, franchisees or licensees.  Further, to the extent GTR is required by applicable law or court order to disclose any Confidential Information, such disclosure shall not constitute a violation of this Section 3, provided that GTR gives BDFD immediate advance written notice of such required disclosure and cooperates reasonably with BDFD in any lawful effort by BDFD to oppose or limit such disclosure or to seek confidential treatment of such disclosure.  The obligations set forth in this Section 3 shall continue during the term of this Agreement and for two years following the expiration or earlier termination hereof; provided, however, GTR’s obligations with respect to any Confidential Information that constitutes a trade secret under applicable law shall continue for as long as such Confidential Information remains a trade secret.

4.

Indemnification; Limitation of Liability.

(a)

General.  Each Party will indemnify, defend and hold harmless the other Party and its affiliates and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expenses (including reasonable attorneys’ fees and court costs) relating to or arising out of (a) a breach by the indemnifying Party of any representations, warranties, covenants or agreements set forth in this Agreement, including any SOWs executed in connection herewith, or (b) the gross negligence or willful misconduct of the indemnifying Party, its personnel or agents during the performance or receipt of the Services.

5342516v6

(b)

Limitation of Liability.    Except to the extent awarded in a third party claim, in no event will either Party be liable for any consequential, incidental, indirect, special or punitive damage, loss or expense (including, but not limited to, business interruption, lost business, lost profits or lost savings) even if it has been advised of their possible existence.  Any action by either Party must be brought within two (2) years after the cause of action arose.

5.

Relationship of the Parties.  GTR is and will remain during the term of this Agreement an independent contractor of BDFD.  Nothing in this Agreement shall be construed to constitute either Party as an employee, agent, partner, franchisee or joint venturer of the other.  Except to the extent expressly provided in this Agreement or in another written instrument executed by the Parties, neither Party shall have any authority to transact business or otherwise act on behalf or in the name of, or to bind, the other Party in any manner whatsoever.

6.

Notices.  All notices, requests, demands, claims and other communications permitted or required to be given hereunder shall be in writing and shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (iii) if sent through a same-day or overnight delivery service in circumstances as to which such service guarantees next day delivery, the day following being so sent:

(a)

if to GTR, to:

601 Corporate Circle

Golden, CO  80401

Attention:  Boyd Hoback

(b)

if to BDFD, to:

601 South Kings Drive, Suite HH

Charlotte, North Carolina 28204

Attn:  Dennis Thompson and Frank Scibelli

Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other party notice of such change in the manner herein set forth.

7.

Assignment; Subcontracting.  Neither Party may assign its rights or delegate or subcontract its obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

8.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, and any reference hereto to a Party shall also be a reference to a permitted successor or assign.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than the Parties and their successors and permitted assigns any right, remedy, obligation or liability under or by reason of this Agreement, or result in such person or entity being deemed a third party beneficiary of this Agreement.

9.

Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Colorado, including all matters of construction, validity, performance and enforcement, without regard to conflicts-of-laws principles that would require the application of any other law.

10.

Dispute Resolution.  If a dispute arises under this Agreement, then within ten (10) days after a written request by either Party, the Parties shall promptly confer to resolve such dispute, provided

5342516v6

that in any such conference, BDFD shall be represented by one or more of its managers that were appointed by BDI.  If such dispute cannot be resolved by the foregoing procedure, the Parties shall engage in at least twelve (12) hours of formal, non-binding mediation with a recognized alternative dispute resolution provider in a mutually acceptable location to resolve such dispute.  Nothing in this Section 10 shall impair either Party’s termination rights provided for in this Agreement.  The Parties shall continue to perform their obligations under this Agreement during the pendency of any dispute resolution proceeding, except in the event of a termination by BDFD, GTR shall not provide the Services following such termination if BDFD instructs GTR in writing to cease providing such Services effective as of such termination (or such other date as set forth in such writing).

11.

Entire Agreement.  This Agreement and any addendum, schedule, exhibit or SOW attached hereto and the then current Business Plan of BDFD contains the entire agreement between the parties hereto relating to the subject matter hereof and no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, have been made or relied upon by the parties other than those set forth herein.  No agreement altering, changing, waiving or modifying any of the terms and conditions of this Agreement shall be binding upon either party unless and until the same is made in writing and executed by all interested parties.

12.

Counterparts.  This Agreement may be signed in multiple counterpart copies, each of which will be deemed an original, and all of which together constitute one and the same document.

[Signatures on following page]

5342516v6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GOOD TIMES RESTAURANTS INC., a Nevada corporation

By:/s/ Boyd Hoback

Boyd Hoback, Chief Executive Officer

BAD DADDY’S

FRANCHISE DEVELOPMENT, LLC, a North Carolina limited liability company

By:/s/ Dennis Thompson

Dennis Thompson, Co-Chairman

By:/s/ Frank Scibelli

Frank Scibelli, Co-Chairman

5342516v6

EXHIBIT A

STATEMENT OF WORK #1

General Management Services

Good Times Restaurants Inc. (“GTR”) shall manage the day to day operations and development of Bad Daddy’s Franchise Development LLC (“BDFD”) and oversee the expansion of the Bad Daddy’s brand through franchising, effective as of the date of the Management Services Agreement, in accordance with the terms thereof and the then current BDFD Business Plan (including the budget included therein), a copy of which shall be provided to GTR.   A General Management Fee shall be paid by BDFD to GTR for such services, which shall be set forth in the BDFD Business Plan and re-evaluated on a quarterly basis by agreement between BDFD’s Board of Managers and GTR.    GTR shall provide an estimate to the BDFD Board for such General Management Fee on a quarterly basis.  In addition to such fees, all identifiable direct out-of-pocket costs of GTR incurred on behalf of BDFD shall be billed directly to BDFD, provided that receipts and/or other credible evidence thereof is provided to BDFD and any individual or series of related out-of-pocket costs in excess of $2,500 shall be pre-approved by the BDFD Board of Managers (unless expressly contemplated by the then current Business Plan).   GTR shall obtain prior approval from the BDFD Board with regard to any of the services and materials below that may affect Bad Daddy’s System.

1.

Scott Somes, the Chief Operating Officer of BDFD as of the date hereof, shall be employed by GTR and GTR shall be fully reimbursed by BDFD for any salary, benefits and expenses as a leased employee as approved as of the date hereof and as further approved annually by BDFD; provided, that if Scott spends any portion of his working time fully engaged in a function role with the Good Times brand restaurants and/or BD of Colorado, LLC, only the appropriate pro rata portion of his salary, benefits and expenses (based on his time spent providing services for BDFD versus such other businesses/entities) will be allocated to and paid by BDFD.   Scott will be responsible for overseeing compliance with and enforcement of the standards of the Bad Daddy’s System.

2.

Boyd Hoback, the Chief Executive Officer of BDFD as of the date hereof, until the earlier of six months from the date of this agreement or further agreement with BDFD shall not be compensated by BDFD but a reasonable portion of the costs of his services to BDFD shall be considered in determining the General Management Fee.

3.

GTR shall hire a Vice-President of Franchise Development as and when and such terms as agreed by BDFD whose employment costs shall be reflected in the General Management Fee.

4.

Franchise Sales Services:

a.

GTR shall work with BDI to develop a franchise sales system including sales materials, advertising strategy, public relations, qualification process, approval process, face to face meetings/discovery day processes and documentation.

b.

GTR shall oversee the franchise legal compliance process including FDD updates, state registrations, proper disclosure processes and individual franchisee documentation.  All third party legal costs shall be paid directly by BDFD.

5342516v6

BDFD:	GTR:
Signature: /s/Dennis Thompson	Signature: /s/ Boyd Hoback
Name: Dennis Thompson	Name: Boyd Hoback

Date: April 9, 2013	Date: April 9, 2013

Signature: /s/ Joseph F. Scibelli
Name: Joseph F. Scibelli

Date: April 9, 2013

5342516v6

STATEMENT OF WORK #2

Accounting/ IT/Administrative Services:

GTR shall provide BDFD the following Services from and after the date hereof.

a.

Budgeting and forecasting.

b.

Banking and cash management.

c.

Payroll and benefits for leased employees shall be billed based on hard costs.

d.

Preparation of monthly financial statements (income statement, statement of cash flow and balance sheet) and supporting line item schedules using Sage Platinum Accounting Software.

e.

Establish the POS, back office, food costing and labor modules with monthly theoretical vs actual food and labor cost reporting, daily and weekly dashboard reporting as it is developed

f.

GTR shall develop a franchise operations report and scorecard based on key operating metrics, consumer metrics and financial data.

g.

Monthly management report and online access to daily, weekly and monthly sales and financial data and collection of monthly operating financial statements for each franchise restaurant with comparative reporting for the system, as it is developed

h.

Establish ACH collection of royalties and Ad Fund contributions from franchisees and franchisee reporting forms.  GTR shall provide accounting services with respect to the Ad Fund with the segregation of funds and shall provide an annual line item budget.

i.

Establish systemwide polling of Micros POS data from every Bad Daddy’s restaurant with dashboard reports for management and franchisees, including quarterly sales mix analysis and trends.  BDFD shall pay for database consolidation software directly.

j.

Oversee the annual audit for BDFD.

k.

Administrative services shall include secretarial support, office space, use of GTR’ copiers (hard costs shall be charged by piece) and computer network.  Long distance phone expenses and other directly identifiable incremental expenses shall be billed at cost.

Sue Knutson, Boyd Hoback, Frank Scibelli and Eric Fenner shall be authorized signatories on BDFD operating bank accounts and checks.

The initial Accounting/IT/Administrative Services fee shall be $2,000 per month for the first six (6) months and then evaluated and adjusted on a quarterly basis as agreed to by the BDFD Board of Managers and GTR.  Bad Daddy’s International, LLC shall be able to incorporate all accounting tools developed for BD Colorado or BDFD in its restaurants.

5342516v6

BDFD:	GTR:
Signature: /s/Dennis Thompson	Signature: /s/ Boyd Hoback
Name: Dennis Thompson	Name: Boyd Hoback

Date: April 9, 2013	Date: April 9, 2013

Signature: /s/ Joseph F. Scibelli
Name: Joseph F. Scibelli

Date: April 9, 2013

5342516v6